FOR IMMEDIATE RELEASE	NEWS
November 14, 2022	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2022 Financial and Operating Results

Announces Interim CEO Resignation

Third Quarter 2022 Highlights
•Rental revenue of $18.6 million, an increase of 15% when compared to the third quarter of 2021 and 3% when compared to the second quarter of 2022.
•Net loss of $80,000 ($0.01 per basic share) an increase of $1,177,000 when compared to the third quarter of 2021 and an increase in loss of $10,000 when compared to the second quarter of 2022.
•Adjusted EBITDA of $7.7 million an increase of 44% when compared to the third quarter of 2021 and a 15% increase when compared to the second quarter of 2022. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

MIDLAND, Texas November 14, 2022 (GLOBE NEWSWIRE) - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, announced John W. Chisholm tendered his resignation as our Interim Chief Executive Officer and President effective November 11, 2022. In connection therewith, the Board of Directors of the Company appointed Stephen C. Taylor as our Interim Chief Executive Officer and President as of November 11, 2022. In addition, the Company announced financial results for the three and nine months ended September 30, 2022.

"I want to begin by thanking John Chisholm for his stewardship of the Company during his time as our Interim CEO and President" said Steve Taylor, Interim President and Chief Executive Officer. "We wish him the best of luck in his future endeavors. While I am stepping back in as Interim President and CEO, the Nominating Committee of the Board is actively engaged in a search for a qualified, permanent CEO. I have remained engaged with John involving strategy and am confident there will be no gaps in execution. Turning to our quarterly results, we are pleased to report our seventh consecutive quarter of rental revenue growth and third consecutive quarter of EBITDA growth, with large horsepower installations continuing to lead the way. While our operating expenses have been impacted by inflationary pressures, we focused much of our attention in the third quarter reviewing our fleet and the associated rates in light of these increased costs. We have always worked with our customers as partners and have negotiated increased rates across the business that will improve our margins, beginning in the fourth quarter and into the first quarter of 2023.”

“Much like our peers, we continue to see strong demand for new large horsepower compression,” concluded Taylor. “We have worked diligently with our customers and vendors to understand our customers needs and secure vendor capacity to provide us with the opportunity to add meaningful large horsepower in 2023 at attractive long-term contractual rates, much of which is focused on electric large horsepower additions. We are very encouraged that, while high horsepower makes up approximately just 14% of the utilized fleet, it now contributes approximately 45% of our rental revenue. Based on our conversations with customers, we see appreciable growth in high horsepower within our fleet going forward.”

Revenue: Total revenue for the three months ended September 30, 2022 increased to $20.7 million from $18.2 million for the three months ended September 30, 2021. This increase was due to an increase in rental and sales revenues partially offset by a decrease in service and maintenance revenues. Rental revenue increased 15.0% to $18.6 million in the third quarter of 2022 from $16.2 million in the third quarter of 2021 due to the increased deployment of rental units, primarily higher horsepower packages. As of September 30, 2022 we had 1,196 rented units (305,953 horsepower) compared to 1,221 rented units (288,706 horsepower) as of September 30, 2021 reflecting an 8.2% increase in average horsepower deployed. Sequentially, total revenue increased 4.1% to $20.7 million in the third quarter of 2022 compared to $19.9 million in the second quarter of 2022 primarily due to increases in both rental revenues and sales revenues during the three months ended September 30, 2022.

Gross Margins: Total gross margins increased to $2.7 million for the three months ended September 30, 2022 compared to $1.3 million for the same period in 2021. Total adjusted gross margin, exclusive of depreciation, for the three months ended September 30, 2022, increased to $8.6 million from $7.5 million for the same period ended September 30, 2021. This increase was primarily attributable to increased rental revenues and associated gross margins during the current quarter. Sequentially, total gross margin decreased to $2.7 million for the three months ended September 30, 2022 compared to $3.1 million for the three months ended June 30, 2022. Excluding depreciation, total adjusted gross margin decreased to $8.6 million during the third quarter of 2022 compared to $9.0 million during the second quarter of 2022. This sequential decrease was primarily due to lower rental margins related to increased rental expenses driven by inflationary pressures on labor, parts and lubricant costs. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Income (Loss): Operating loss for the three months ended September 30, 2022 was $1.5 million compared to an operating loss of $1.6 million for the three months ended September 30, 2021. Operating loss decreased due to higher rental margins. Sequentially, operating loss increased due to severance expenses related to the retirement agreement between NGS and Mr. Stephen Taylor, our former Chief Executive Officer, as well as greater rental expenses in the third quarter of 2022 to $1.5 million from operating income of $0.7 million during the second quarter of 2022.

Net Income (Loss): Net loss for the three months ended September 30, 2022 was $80,000 ($0.01 per basic share) compared to net loss of $1,257,000 ($0.10 per basic share) for the three months ended September 30, 2021. The decrease in net loss during the third quarter of 2022 was mainly due to increased rental margins and a gain on the sale of certain assets from our rental fleet partially offset by a marginal decrease in sales margins. Sequentially, net loss during the third quarter of 2022 of $80,000 ($0.01 per basic share) compares to net loss of $70,000 ($0.01 per basic and diluted shares) during the second quarter of 2022. This sequential decrease was primarily due to severance expenses related to the retirement agreement between NGS and Mr. Stephen Taylor, our former Chief Executive Officer, partially offset by a recognized gain on the sale of certain assets from our rental fleet.

Adjusted EBITDA: Adjusted EBITDA increased to $7.7 million for the three months ended September 30, 2022 from $5.4 million for the same period in 2021. This increase was primarily attributable to a gain on the sale of certain assets from our rental fleet as well as higher rental margins. Sequentially, adjusted EBITDA increased to $7.7 million for the three months ended September 30, 2022 from $6.7 million in the previous quarter. This increase was primarily attributable to a gain on the sale of certain assets from the rental fleet.

Cash flows: At September 30, 2022, cash and cash equivalents were approximately $2.6 million, while working capital was $24.2 million with $2.0 million outstanding on our revolving credit facility. For the nine months of 2022, cash flows from operating activities was $18.9 million, while cash flows used in investing activities was $34.1 million. Cash flows used in investing activities included $35.3 million in capital expenditures, of which $34.6 million was dedicated to rental capital expenditures. In addition, the Company used $6.7 million in cash to repurchase 534,505 shares of common stock on the open market.

Selected data: The tables below show, for the three and nine months ended September 30, 2022 and 2021, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended September 30,				Nine months ended September 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$18,631	90%	$16,195	89%	$53,905	88%	$47,149	87%
Sales	1,786	9%	1,472	8%	5,970	10%	5,756	10%
Service & Maintenance	326	1%	578	3%	1,129	2%	1,486	3%
Total	$20,743		$18,245		$61,004		$54,391

	Gross Margin
	Three months ended September 30,				Nine months ended September 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$2,843	15%	$1,231	8%	$7,986	15%	$3,804	8%
Sales	(272)	(15)%	(160)	(11)%	346	6%	(411)	(7)%
Service & Maintenance	133	41%	236	41%	511	45%	822	55%
Total	$2,704	13%	$1,307	7%	$8,843	14%	$4,215	8%

	Adjusted Gross Margin (1)
	Three months ended September 30,				Nine months ended September 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$8,643	46%	$7,369	46%	$25,445	47%	$22,084	47%
Sales	(201)	(11)%	(91)	(6)%	554	9%	(199)	(3)%
Service & Maintenance	140	43%	251	43%	536	47%	861	58%
Total	$8,582	41%	$7,529	41%	$26,535	43%	$22,746	42%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Total revenue	20,743	$18,245	$61,004	54,391
Costs of revenue, exclusive of depreciation	(12,161)	(10,716)	(34,469)	(31,645)
Depreciation allocable to costs of revenue	(5,878)	(6,222)	(17,692)	(18,531)
Gross margin	2,704	1,307	8,843	4,215
Depreciation allocable to costs of revenue	5,878	6,222	17,692	18,531
Adjusted Gross Margin	$8,582	$7,529	$26,535	$22,746

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net (loss) income	$(80)	$(1,257)	$187	$(3,569)
Interest expense	25	25	74	40
Income tax benefit	(73)	(212)	288	(425)
Depreciation and amortization	6,016	6,387	18,118	19,010
Non-cash stock compensation expense	583	421	1,337	1,316
Severance expenses	1,258	—	1,407	—
Impairment of goodwill	—	—	—	—
Inventory allowance	—	—	—	—
Retirement of rental equipment	—	—	—	—
Adjusted EBITDA	$7,729	$5,364	$21,411	$16,372

Conference Call Details: The Company will host its earnings conference call on Thursday, November 10, 2022, at 10:00AM EDT (9:00am CDT). To participate in the call, participants should access the webcast on www.ngsgi.com under the Investor Relations section. To connect telephonically, call (800) 715-9871 using conference ID 2421165 approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Investor Relations
(432) 262-2700 IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,586	$22,942
Trade accounts receivable, net	12,599	10,389
Inventory	21,761	19,329
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	43	51
Prepaid expenses and other	1,279	854
Total current assets	49,806	65,103
Long-term inventory, net	1,726	1,582
Rental equipment, net	224,964	206,985
Property and equipment, net	20,015	20,828
Right of use assets - operating leases, net	277	285
Intangibles, net	931	1,025
Other assets	2,394	2,698
Total assets	$300,113	$298,506
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,968	$4,795
Accrued liabilities	15,522	14,103
Current operating leases	82	68
Deferred income	—	1,312
Total current liabilities	25,572	20,278
Long-term debt	2,000	—
Deferred income tax liability	39,573	39,288
Long-term operating leases	194	217
Other long-term liabilities	2,515	2,813
Total liabilities	69,854	62,596
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,499 and 13,394 shares issued, respectively	135	134
Additional paid-in capital	114,838	114,017
Retained earnings	130,290	130,103
Treasury Shares, at cost, 1,310 and 775 shares, respectively	(15,004)	(8,344)
Total stockholders' equity	230,259	235,910
Total liabilities and stockholders' equity	$300,113	$298,506

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Rental income	$18,631	$16,195	$53,905	$47,149
Sales	1,786	1,472	5,970	5,756
Service and maintenance income	326	578	1,129	1,486
Total revenue	20,743	18,245	61,004	54,391
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	9,988	8,826	28,460	25,065
Cost of sales, exclusive of depreciation stated separately below	1,987	1,563	5,416	5,955
Cost of service and maintenance, exclusive of depreciation stated separately below	186	327	593	625
Selling, general and administrative expenses	4,064	2,705	8,875	7,960
Depreciation and amortization	6,016	6,387	18,118	19,010
Total operating costs and expenses	22,241	19,808	61,462	58,615
Operating loss	(1,498)	(1,563)	(458)	(4,224)
Other income (expense):
Interest expense	(25)	(25)	(74)	(40)
Other income, net	1,370	119	1,007	270
Total other income, net	1,345	94	933	230
Income (loss) before provision for income taxes	(153)	(1,469)	475	(3,994)
Income tax benefit	73	212	(288)	425
Net loss	$(80)	$(1,257)	$187	$(3,569)
Loss per share:
Basic	$(0.01)	$(0.10)	$0.02	$(0.27)
Diluted	$(0.01)	$(0.10)	$0.02	$(0.27)
Weighted average shares outstanding:
Basic	12,192	13,121	12,344	13,225
Diluted	12,192	13,121	12,434	13,225

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$187	$(3,569)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,118	19,010
Amortization of debt issuance costs	35	18
Deferred income tax (benefit) expense	285	(442)
Stock-based compensation	1,337	1,316
Bad debt allowance	—	65
Gain on sale of assets	(1,449)	(127)
Loss (gain) on company owned life insurance	551	(162)
Changes in operating assets and liabilities:
Trade accounts receivables	(2,210)	225
Inventory	(2,576)	(1,682)
Prepaid expenses and prepaid income taxes	(417)	(256)
Accounts payable and accrued liabilities	6,592	5,599
Deferred income	(1,312)	(410)
Other	(256)	373
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,885	19,958
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(35,338)	(19,080)
Purchase of company owned life insurance	(272)	(98)
Proceeds from sale of property and equipment	1,546	141
NET CASH USED IN INVESTING ACTIVITIES	(34,064)	(19,037)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	2,000	—
Payments of other long-term liabilities, net	(2)	(1)
Repayments of long-term debt	—	(237)
Repayments of line of credit	—	(417)
Purchase of treasury shares	(6,660)	(4,432)
Taxes paid related to net share settlement of equity awards	(515)	(335)
NET CASH USED IN FINANCING ACTIVITIES	(5,177)	(5,422)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(20,356)	(4,501)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,942	28,925
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,586	$24,424
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$38	$25
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$118	$—